UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-29201

                            ELVA INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

                               222 Lakeview Avenue
                                   PMB 160-145
                         West Palm Beach, Florida 33401
                                 (925) 831-0504
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  Common Stock
                           $0.0001 par value per share
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            (Title of each class of securities covered by this Form)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)   [_]
        Rule 12g-4(a)(1)(ii) [_]        Rule 12h-3(b)(1)(ii)  [_]
        Rule 12g-4(a)(2)(i)  [_]        Rule 12h-3(b)(2)(i)   [_]
        Rule 12g-4(a)(2)(ii) [_]        Rule 12h-3(b)(2)(ii)  [_]
                                        Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or notice date: 86

     Pursuant to the requirements of the Securities Exchange Act of 1934, Elva International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 13, 2006

                /s/ Zenyk Horbowy
                ---------------------------------------------------------
                Zenyk Horbowy, Chief Executive Officer and Director

                /s/ Serge Parenti
                ---------------------------------------------------------
                Serge Parenti, Vice President and Director

                /s/ Patrick Misko
                ---------------------------------------------------------
                Patrick Misko, Vice President and Director